EXHIBIT 2.3

                          ASSET CONTRIBUTION AGREEMENT

         This ASSET CONTRIBUTION AGREEMENT (this "Agreement"), dated effective as of December31, 2002 (the "Effective Date") is entered into by and among Xspedius Equipment Leasing, LLC, and/or its affiliates and assigns, a Delaware limited liability company (the "Transferee"), and Mpower Holding Corporation, and/or its subsidiaries, a Nevada corporation (the "Transferor")

                                    RECITALS

         WHEREAS, the Transferor and Transferee are facilities-based communications providers providing integrated voice and data communication services and products;

         WHEREAS Transferor desires to contribute to the Transferee, and the Transferee desires to acquire from the Transferor, certain of the assets of the Transferor used by Transferor in Transferor's Texas operations in exchange for Transferee's assumption of the Assumed Liabilities, the Membership Interest (defined below) and the additional consideration described below on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties, agreements and covenants hereinafter set forth, the Transferee and the Transferor hereby agree as follows:

ARTICLE I. DEFINITIONS

         SECTION 1.01. Certain Defined Terms

         As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

         "Ancillary Agreements" means, collectively, the Bills of Sale, the Management Agreement, Transition Services Agreement, and any other agreement or instrument contemplated to be entered into between the Transferor and Transferee under the terms and conditions of this Agreement.

         "Bills of Sale" means the Bill of Sale, Assignment and Assumption Agreements in the form agreed upon by the parties.

         "Business" means the business of the Transferor as conducted as of the date of this Agreement relating solely to Transferor's operation of Transferor's Texas markets, including but not limited to the following cities: Dallas, Fort Worth, Houston, Austin and San Antonio.

         "Intellectual Property" means a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, (d) computer software, (e) confidential and proprietary information, including trade secrets, techniques, technology, processes and know-how, data, IP addresses and (f) registrations and applications for registration of the foregoing

         "Liability" or "Liabilities" shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due).

         "Liens" means, collectively, all mortgages, liens (statutory or otherwise), security interests, licenses, assessments, levies, pledges, charges, encumbrances, obligation, liability, equities, claims, covenants, conditions, or restrictions of any kind or nature whatsoever, other than Permitted Encumbrances.

         "Material Adverse Change" means any effect or change that, when taken together with all other effects or changes, is materially adverse to (i) the Assets or to the Assumed Liabilities, business, financial condition, or results of operation of the Business or (ii) the ability of Transferor to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby; provided, however, that "Material Adverse Change" shall not include any event, circumstance, change or effect arising out of or attributable to (a) events, circumstances, changes or effects that generally affect the industries in which the Business operates due to legal and regulatory changes, (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, except as otherwise specifically provided in this Agreement, (d) any reduction in the price of services or products offered by Seller or the Business in response to the reduction in price of comparable services or products offered by a competitor in the normal course of business, or (e) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.

         "Permitted Encumbrances" means (a) encumbrances for Taxes not yet due and payable, or that are being contested in good faith in proper proceedings (b) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Assets, or (c) exceptions, restrictions, easements, charges, rights of way and other encumbrances, incurred or suffered in the ordinary course of business, set forth in any state, local or municipal franchise under which the Business is conducted which do not materially interfere with the present use of the Assets or the conduct of the Business and which are set forth on Schedule 1.01.

         "Tax" or "Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property, stamp or other taxes, fees, duties, assessments or charges of any kind whatsoever, whether payable directly or by withholding (together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto), imposed by any governmental or taxing authority.

         Whenever the word "including" is used, such term shall not be interpreted as being restrictive, but shall mean in all cases, "including without limitation"

         SECTION 1.02. Certain Additional Defined Terms

         In addition to terms defined in Section 1.01, the following capitalized terms are used as defined in the Sections set forth opposite such terms:

         Defined Terms                         Section Reference
         -------------                         -----------------

         Agreement                             Preamble
         Assets                                Section 2.01(a)
         Assumed Liabilities                   Section 2.02(a)
         Closing                               Section 2.04(a)
         Closings                              Section 2.04(d)
         Closing Date                          Section 2.04(a)
         Collection Period                     Section 2.03(c)
         Collections                           Section 2.03(c)
         Contracts                             Section 2.01(a)(iv)
         Customer Contracts                    Section 2.01(a)(iii)
         Excluded Assets                       Section 2.01(b)
         First Closing                         Section 2.04(a)
         Intellectual Property                 Section 2.01(a)(ii)
         Leased Real Property                  Section 2.01(a)(v)
         Licenses                              Section 3.08
         Management Agreement                  Recitals
         Transferee                            Preamble
         Second Closing                        Section 2.04(a)
         Transferor                            Preamble

ARTICLE II. TRANSFERS AND ASSIGNMENTS

         SECTION 2.01. Transfer of Acquired Assets

         (a) On the terms and subject to the conditions set forth in this Agreement, the Transferor shall contribute, assign, transfer, convey and deliver to the Transferee, free and clear of all Liens, other than the Assumed Liabilities, and the Transferee shall acquire, and accept from the Transferor all rights, title and interests in and to Transferor's properties, assets and rights of any kind, whether tangible or intangible, real or personal, primarily held for and used in the Business (other than the Excluded Assets referred to in Section 2.01(b)), including, but not limited to, the following assets to the extent, but only to the extent, that they are primarily held for and used in the Business and are not Excluded Assets (all such assets, other than the Excluded Assets, being referred to herein, collectively, as the "Assets"):

              (i) all of the tangible assets used or held by the Transferor, including, without limitation, all telecommunications voice, data and network hardware, operating system and desktop hardware, all vehicles, tools, test equipment, furniture, fixtures, office equipment, video equipment, supplies and all inventory more particularly described on
                     Schedule 2.01(a)(i);

              (ii) all of the intangible assets and Intellectual Property possessed or owned, held for or used by Transferor in the Business and all related rights thereto and rights of Transferor to computer software, and related documents, licensed to Transferor by third parties held for or used by Transferor in the Business, to the extent all of the foregoing are capable of being assigned and/or such assignment does not prohibit Transferor from the continued operation of its non-Texas business and in such an event(s), Transferor hereby grants to Transferee and its affiliates a non-exclusive, royalty-free, fully-paid, world-wide, perpetual, irrevocable, non-terminable, transferable, with rights to sublicense, right and license to use, disclose, copy, distribute, make, have made, make derivative works from, and otherwise fully exploit any of the foregoing pursuant to the terms and conditions of this Agreement in any manner and without limitation. The foregoing rights granted to Transferee shall survive the termination of this Agreement. The foregoing notwithstanding the Intellectual Property embedded or relating to the items set forth on Schedule 5.03 shall be assigned to Transferee pursuant to such consents required to be obtained under this Agreement;

              (iii) all customer contracts and rights of the Transferor under such contracts (whether written, oral or work in progress) relating to the Business, inclusive with all customer advance deposits (the "Customer Contracts"), and all trade accounts receivable and other rights to payment from customers of Transferor for products or services to be provided on or after the Effective Date, and all other accounts receivable of the Transferor to the extent related to the Business and any claim, remedy, or other right related to any of the foregoing, in each case for products or services to be provided on or after the Effective Date, (collectively, "Accounts Receivable") including without limitation those listed on Schedule 2.01(a)(iii), with payments of Accounts Receivable remitted from one party to the other as applicable, all billing information, NPA-NXXs and other customer data associated with such Customer Contracts, and all sales and promotional literature, customer lists and other sales-related materials used in the Business with respect to those customers;

              (iv) all of the Transferor' rights and interest in the contracts, agreements, instruments, licenses (but, with respect to software or firmware licenses, only to the extent assignable without the payment of additional consideration, except as otherwise provided in this Agreement), and other binding arrangements described in
                     Schedule 2.01(a)(iv) (collectively, the "Contracts");

              (v) all of the Transferor' rights and interest in the real property leases, easements, rights of way and similar rights described in Schedule 2.01(a)(v) (collectively, the "Leased Real Property");

              (vi) all of the Transferor' interest in the equipment, improvements and fixtures located on the Leased Real Property;

              (vii) all municipal, state, federal and foreign franchises, permits, licenses, easements, rights of way and similar rights, agreements, waivers and authorizations held or used by the Transferor in connection with, or required for, the conduct of the Business, to the extent transferable and all pending applications therefor or renewals thereof;

              (viii) all telephone numbers and listings solely used by the
                     Transferor in connection with the Business, excluding, but not limited to, those telephone numbers listed on Schedule 2.01(a)(viii), but specifically including all NPA-NXXs;

              (ix) all of the insurance proceeds paid after the date hereof with respect to any damage or destruction or loss of any asset or right referred to in this Section 2.01(a), including any assets that could reasonably be expected to have been included in the Assets but for such damage, destruction or loss from claims arising from the operation of the Business after the Effective Date;

              (x) the Transferor' inventory, including the inventory existing as of the Effective Date;

             (xi) all claims against third-parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, arising after the Effective Date as a result of the operation of the Business or use of the Assets after the Effective Date, provided however, any claims arising prior to the Effective Date which may affect the Transferee's operation of the Business after the Effective Date shall be included to such an extent; and

              (xii)  all goodwill associated with the foregoing.

         (b) Notwithstanding anything to the contrary contained in this Agreement, the Assets will not include all assets belonging to the Transferor not primarily used or primarily held for use in the conduct of the Business (the "Excluded Assets"), including but not limited to,:

              (i) all of the Transferor' general, financial and other records, including the Transferor's minute books, stock ledgers and Tax records;

              (ii) employee benefit plan assets related to employees of the Transferor;

              (iii) any cash, cash equivalents, and accounts receivable relative to the Business prior to the Effective Date, other than cash, cash equivalents and accounts receivable attributable to services to be provided on and after the Effective Date regardless of when such cash, cash equivalents and accounts receivable are billed or received by the Transferor;

              (iv) all leases, contracts, agreements and obligations other than the Contracts, Customer Contracts, Network Contracts and such leases, contracts, agreements and obligations that are Assumed Liabilities;

              (v) all prepaid expenses, deposits, claims for refunds or prepaid expenses, whether choate or unchoate, known or unknown, contingent or noncontingent, other than those covered by Section 2.01(a)(iii);

              (vi) refunds, rebates, abatements or credits for Taxes relating to the Business or the Assets prior to the Effective Date and Tax loss carry-forwards allocated to the Transferor pursuant to this Agreement;

              (vii) all business insurance policies or other insurance policies relating to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business and any claims made under any such insurance policies for losses or occurrences prior to the Effective Date, except as otherwise provided in Section 2.01(a)(ix); and

              (viii) all claims, rights and chooses in action of the Transferor relating to the Business or the Assets against any person, whether matured or unmatured, direct or indirect, known or unknown, absolute or contingent, choate or inchoate, existing prior to the Effective Date or arising after the Effective Date as a result of the operation of the Business or the use of the Assets prior to the Effective Date, except as otherwise provided in Section 2.01(a)(xi).

         (c) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any Assets or any claim or right or other benefit arising thereunder or resulting therefrom if a transfer or assignment thereof, without receiving the waiver or consent of a third party, would constitute a breach or other contravention of any agreement or Requirement of Law. The parties shall work together and use reasonable commercial efforts to obtain all requisite waivers and consents before the First Closing. The cost of obtaining such waivers or consents (other than costs or liabilities incurred prior to the Effective Date which must be paid by the Transferor to obtain such third party consent) shall be shared equally by both the Transferor and the Transferee to the extent that the aggregate amount of such costs before sharing is less than $250,000. The foregoing notwithstanding, those specific transfer costs (the "Transferee Transfer Costs") set forth on Schedule 2.01(c) shall be paid by the Transferee. Notwithstanding the foregoing, each party shall bear its own travel related costs incurred in obtaining such waivers or consents.

         SECTION 2.02. Assumption of Liabilities; Liabilities Retained by Transferor

         (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing or Closings, the Transferee shall assume, accept assignment of and/or agree to pay, perform and discharge the following specific liabilities and obligations of the Transferor (collectively, the "Assumed Liabilities") pursuant to the Bill of Sale or such other form of assignment and assumption: (i) all of the Transferor's liabilities and obligations to the extent arising after the Effective Date under the express terms of the Customer Contracts, Contracts and the Leased Real Property included in the Assets, (ii) those circuits, customer access lines and collocations listed on Schedule 2.02(a)(ii) (collectively the "Network Contracts"), which Schedule 2.02(a)(ii) shall be supplemented from time to time by the Transferee on or before the termination of the Transition Services Agreement as the Transferee determines which network circuits it intends to assume and/or renegotiate upon such terms and conditions in the sole discretion of the Transferee; (iii) those liabilities and obligations expressly assumed by the Transferee under the Transition Services Agreement and under the Management Agreement; (iv) all residual commissions calculated and payable with respect to the Retained Agents (defined below) for services rendered on or after the Effective Date; (v) any liability or obligation for Taxes attributable to the Assets or the Business and relating to any period or portion thereof on or after the Effective Date (other than Taxes allocated to the Transferor pursuant to Section 5.04 hereof); and (vi) the specific amount of any other liability or obligation expressly assumed in writing by the Transferee in the Transferee's sole discretion and set forth on
Schedule 2.02(a)(iii) (the "Specified Liabilities"); provided, however, that the Transferee shall not otherwise succeed to or assume any liabilities and obligations arising out of any breach by the Transferor of any such Customer Contracts, Contracts, Network Contracts or Leased Real Property or any failure by Transferor to discharge or perform any liability or obligation arising on or prior to the Effective Date of any such Customer Contracts, Contract, Network Contracts or Leased Real Property or other liability or obligation that is expressly assumed hereunder.

         (b) Notwithstanding anything to the contrary, it is agreed that the Transferee does not, and by this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or otherwise shall not, assume or agree to pay, perform, defend or discharge any liabilities or obligations of the Transferor, claims or threatened or actual litigation against the Transferor or violations of any federal, state or local laws, rules, orders or regulations by the Transferor of any and every kind whatsoever, other than the Assumed Liabilities. Further, Transferor shall be responsible for and liable for refunding any customer installation charges and services charges relating to services prior to the Effective Date, if any such customer elects to terminate its service and request a refund under the "Mpower 90 Day Service Guarantee". For the avoidance of doubt, the Transferor shall be responsible for and liable for any liability or obligation for Taxes attributable to the Assets or the Business and relating to any period or portion thereof prior to the Effective Date, and for Taxes allocated to the Transferor pursuant to Section 5.04 hereof.

         SECTION 2.03. Consideration and Ancillary Agreements

         (a) Subject to the terms and conditions of this Agreement, Transferor shall transfer the Assets to the Transferee in exchange for a fourteen percent (14%) membership interest in the Transferee (the "Membership Interest") and the Transferee shall in exchange for the contribution, transfer, assignment, conveyance and delivery of the Assets to the Transferee issue the Membership Interest to the Transferor. Transferor shall upon receipt of the Membership Interest execute and deliver to the Transferee a signed consent to be bound by the terms and conditions of the Transferee's operating agreement. The aggregate consideration for the contribution, transfer, assignment, conveyance and delivery of the Assets to Transferee upon the execution of this Agreement shall be the Membership Interest and the assumption of the Assumed Liabilities. Xspedius Communications, LLC ("XCC"), f/k/a Xspedius, LLC, shall enter into a Transition Service Agreement that will provided for the payment of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) to be paid pursuant to the terms of such Agreement. The Transition Services Payments shall be reduced dollar-for-dollar by the amount of any outstanding liabilities or obligations arising on or prior to the Closing which the Transferee, at the Transferee's option, is required to pay or assume liability for in order to transfer the Assets to Transferee other than the Transferee Transfer Costs and the Assumed Liabilities. The foregoing notwithstanding, prior to or simultaneously with any such reduction or offset, the Transferee shall initiate the procedures (the "Offset Procedures") set forth in Schedule 2.03(a). The aggregate consideration for the Assets shall be subject to adjustments for expenses and amounts paid associated with the Assets and operation of the Business after the Effective Date in accordance with the terms and conditions of the Transition Services Agreement, including but not limited to:

             (i) All real property, personal property or similar ad valorem Taxes levied with respect to the Assets for any taxable period (or portion thereof) ending prior to the Effective Date, whether imposed or assessed before or after the Effective Date, shall be prorated between the Transferor and the Transferee on a per diem basis as of 12:01 A.M. on the Effective Date. If any such Taxes are paid by the Transferee, on the one hand, or

Transferor, on the other hand, the proportionate amount of such Taxes allocable to the other party pursuant to the first sentence hereof shall be paid by such other party to the Transferee or the Transferor, as the case may be, promptly after the receipt by such other party of written notice of the payment of such Taxes. If a refund of any such Taxes is received by the Transferee, on the one hand, or the Transferor, on the other hand, the proportionate amount of such refund attributable to Taxes allocable to the other party pursuant to the first sentence hereof shall be paid over to such other party promptly following the receipt of any such refund.

             (ii) All installments of special assessments or other charges on or with respect to the Assets payable by Transferor for any period in which the Effective Date shall occur, including, without limitation, base rent, common area maintenance, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel with respect to the Leased Real Property only, shall be apportioned as of the Effective Date and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the Effective Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Effective Date.

             (iii) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Effective Date shall occur shall be prorated so that Transferor shall be entitled to that portion of any such installment applicable to the period up to but not including the Effective Date and Transferee shall be entitled to that portion of any such installment applicable to any period from and after the Effective Date, and if Transferee or Transferor, as the case may be, shall receive any such payments after the Effective Date, they shall promptly remit to such other parties their share of such payments.

             (iv) All prepayments made by Transferor with respect to the Assets or the Business, including but not limited to insurance premiums, advance payments on maintenance agreements and deposits, shall be prorated so that Transferor shall be entitled to that portion of any such payment applicable to the period after and including the Effective Date, and in the case of any deposits, the full amount of the deposit shall be the amount of the adjustment.

         The prorations pursuant to this Section 2.03(a) or that may be required under any of the Ancillary Agreements may be calculated after the Effective Date, as each item to be prorated (including without limitation any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item, and the party owing the prorated amount shall pay such amount to the other party as soon as practicable but in no event more than 15 Business Days after the final determination of such amount.

         (b) At the First Closing, Transferee shall, if all of the contingencies set forth in Sections 6.01 and 6.02 to the First Closing have been first satisfied or waived in writing, pay (i) the Assumed Liabilities attributable to the period between the Effective Date and the First Closing Date, to the extent that such portion of the Assumed Liabilities are known at such time and shall thereafter pay such portion of the Assumed Liabilities as they become known and payable; and (ii) any amounts due to the Transferor under the Management Agreement for the months of January and February. At the First Closing, the Transferor shall, if all of the contingencies set forth in Sections 6.01 and
6.02 to the First Closing have been first satisfied or waived in writing pay the portion of the Account Receivables received by Transferor that have been acquired by the Transferee hereunder to Transferee in accordance with the terms of the Management Agreement.

         (c) On or before January 15, 2003, XCC shall pay the first payment of Nine Hundred Thirty Seven Thousand Five Hundred Dollars ($937,500.00) required pursuant to the Transaction Service Agreement in accordance with the terms of the Transaction Service Agreement. At the Second Closing XCC shall pay the final payment of Eight Hundred Twelve Thousand Five Hundred Dollars ($812,500) required pursuant to the Transaction Service Agreement in accordance with the terms of the Transaction Service Agreement. The foregoing notwithstanding, if all the contingencies set forth in Sections 6.01 and 6.02 to the First Closing have not been satisfied or waived in writing, and this Agreement is subsequently terminated, XCC shall be entitled to a full refund of such first payment.

         (d) The Transferee and the Transferor shall at or before the First Closing execute and deliver to each other a mutually acceptable management agreement (the "Management Agreement") and shall execute and deliver to each other a mutually acceptable transition services agreement (the "Transition Services Agreement").

         SECTION 2.04. Closings

         (a) Notwithstanding the other provisions of this Section 2.04, the contribution and transfer of the Assets shall be deemed to have occurred upon the Effective Date and the transfer of Assets, assumption of the Assumed Liabilities shall be bifurcated into two closings (the "First Closing" and the "Second Closing" and collectively the "Closing" or "Closings"). Subject to the terms and conditions of this Agreement, the First Closing shall take place at the offices of Transferee, at 10:00 a.m. CST time, on February 6, 2003 provided conditions to Closing set forth in Sections 6.01 and 6.02 and within this Agreement have been satisfied or waived in accordance with the terms of this Agreement, or at such other time, date, place or manner as the Transferor and Transferee may mutually agree upon in writing. The Second Closing shall occur at the offices of Transferee at 10:00 a.m., CST within two (2) business days after the Transferee and Transferor have received all required regulatory consents necessary for Transferee to legally be able to take title to the Regulated

Assets, or such other place and time as the Transferor and the Transferee may mutually agree upon in writing provided conditions to Closing set forth in Sections 6.01 and 6.02 and within this Agreement have been satisfied or waived in accordance with the terms of this Agreement (the day on which the Closing takes place being the "Closing Date"). On and after the Effective Date until and including the Second Closing Date (hereinafter defined), Transferor will, subject to the Management Agreement and the Transition Services Agreement, continue to hold naked title to such of the Assets that may not be legally transferred to Transferee under applicable federal and state laws and regulations and/or require third party consent to the transfer (the "Regulated Assets"), cooperate with Transferee with respect to such assets and will use reasonable efforts to keep them intact, the costs associated therewith shall be allocated in accordance with the Transition Services Agreement. At any time or from time to time after the First Closing, at Transferee's reasonable request and without further consideration, Transferor shall: (i) execute and deliver to Transferee such other instruments of sale, transfer, conveyance, assignment and confirmation; (ii) provide such materials and information; and (iii) take such other commercially reasonable actions as Transferee may deem reasonably necessary or desirable in order to more effectively record, grant, transfer, convey or assign to Transferee, or its successors and assigns, or confirm Transferee's title to, all of the Assets, and, to the fullest extent permitted by law, to put Transferee in actual possession and operating control of the Assets and assist Transferee in exercising all rights with respect thereto, and otherwise fulfill Transferor's obligations under this Agreement and the Ancillary Agreements.

         (b) At the First Closing, the Transferor shall deliver or cause to be delivered to the Transferee:

             (i) payment of any amounts due to Transferee under this Agreement and the Ancillary Agreements;

             (ii) executed counterparts to the Bills of Sale and such other instruments as may reasonably be requested by the Transferee to transfer title to the Assets to the respective Transferee free and clear of the Liens;

             (iii) executed counterparts of each other Ancillary Agreement to which the Transferor is a party (other than such Ancillary Agreements previously executed and delivered); and

             (iv) the certificates and other documents required to be delivered pursuant to Section 6.02.

         (c) At the First Closing, the Transferee shall deliver to the
Transferor:

             (i) Payment of any amounts due to Transferor under this Agreement and the Ancillary Agreements;

             (ii) executed counterparts to the Bills of Sale;

             (iii) executed counterparts of each other Ancillary Agreement to which the Transferee is a party (other than such Ancillary Agreements previously executed and delivered); and

             (iv) the certificates and other documents required to be delivered pursuant to Section 6.01.

          (d) At the Second Closing, the Transferor shall deliver a Bill of Sale for the Regulated Assets.

          (e) The contribution of the Assets and the assumption by the Transferee of the Assumed Liabilities shall be deemed for all purposes to have taken place as of the Effective Date.

         SECTION 2.05 Accounts Receivable Proration

         Transferee acknowledges that Transferor shall continue to own all right, title and interest in and to all receivables associated with the Assets for services provided to customers through the day before the Effective Date. Transferor acknowledges that Transferee shall own all right, title and interest in and to all Accounts Receivable associated with the Assets for services provided to customers commencing the day of the Effective Date. Transferee agrees that any payments received by Transferee relating to receivables owned by Transferor shall be received and held for Transferor and promptly paid to Transferor. Transferor agrees that any payments received by Transferor relating to receivables owned by Transferee shall be received and held for Transferee and promptly paid to Transferee. Transferor and Transferee shall cooperate to produce bills for services and collect receivables in accordance with the terms of the Management Agreement and Transferor and Transferee further agree to abide by the Account Receivable Collection Procedures set forth in the Management Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Transferor makes the following representations and warranties to the Transferee, as of the date of this Agreement unless stated otherwise with respect to a particular representation or warranty.

         SECTION 3.01. Organization and Qualification of the Transferor;
Authority

         Each of the Transferor is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has the power and authority to own, operate or lease its properties and assets now owned, operated or leased by such Transferor and to carry on the Business, and is duly qualified to do business, and is in good standing, in each state or other jurisdiction in which the Business is being conducted and where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. Each of the Transferor has the power and authority to enter into and carry out its obligations under this Agreement and the Ancillary

Agreements to which it is a party. The execution and delivery by each Transferor of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by such Transferor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Transferor. Each of this Agreement and any Ancillary Agreement executed on the date of this Agreement has been duly executed and delivered by the Transferor, and constitutes a legal, valid and binding obligation of each of the Transferor enforceable against the Transferor in accordance with its terms. The Ancillary Agreements to which the Transferor are parties shall when duly executed and delivered by the Transferor, constitute legal, valid and binding obligations of the Transferor enforceable against them in accordance with their terms.

         SECTION 3.02 No Conflict

         Except for those consents set forth in Schedule 5.03, the execution, delivery and performance by each Transferor of this Agreement and the Ancillary Agreements to which such Transferor is a party do not, and shall not (a) violate or conflict with the Articles of Incorporation or Bylaws of such Transferor, as amended, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Transferor, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of such Transferor pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties, to which such Transferor is a party or by which any of such assets or properties is bound or affected, except, in the case of clause (b) and (c), as would not (i) materially adversely affect the ability of Transferor to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, (ii) materially adversely affect the ability of Transferor or Transferee to conduct the Business or (iii) otherwise result in a Material Adverse Change to the Business. Except for those consents set forth in Schedule 5.03, the execution, delivery and performance by each Transferor of this Agreement and the Ancillary Agreements to which such Transferor is a party do not, and shall not, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Transferor.

         SECTION 3.03. Consents and Approvals

         The execution, delivery and performance by each of the Transferor of this Agreement and the Ancillary Agreements to which it is a party, do not, and will not, require any consent, approval, exemption, authorization or other action by, or filing with or notification to, any third party, court, administrative agency or other governmental or regulatory authority, except (i) for those consents and filings set forth in Schedule 3.03, and (ii) where failure to obtain such consent, approval, exemption, authorization or other action, or filing or notification to, any third party, court, administrative agency or other governmental or regulatory authority would not prevent or materially delay the consummation by Transferor of the transactions contemplated by this Agreement and the Ancillary Agreements and would not result in a Material Adverse Change to the Business or Transferee's ability to operate the Business after the First Closing.

         SECTION 3.04 Material Adverse Change and Contracts

         No Material Adverse Change has occurred subsequent to November 30, 2002, except as disclosed on Schedule 3.04. Each of the Customer Contracts, Contracts, Network Contracts and Leased Real Property agreements are in full force and effect, is valid and effective in accordance with its terms, and Transferor is not in default under any such Contract, Network Contracts or Leased Real Property agreements nor, to Transferor's knowledge, is any party in default to Transferor pursuant to any such Contract, Network Contract or Leased Real Property agreement. Transferor has not breached, violated or defaulted under, nor received notice that Transferor has breached, violated or defaulted under, any of the terms or conditions of any such agreement.

         SECTION 3.05. Litigation

         Except as disclosed on Schedule 3.05, there is no action, suit, or proceeding of any nature pending or, to the Transferor's knowledge, threatened against Transferor, its properties or any of its officers or directors, or relating to the Business, the Assets or the employees, nor, to the Transferor's knowledge, is there any basis therefore which, individually, or in the aggregate, would have a Material Adverse Effect. No Transferor is subject to any order, writ, judgment, injunction, decree, determination or award that prohibits any action taken or to be taken by any Transferor pursuant to this Agreement or any Ancillary Agreement.

         SECTION 3.06 State PUC and FCC Matters

         Transferor has obtained all material licenses, permits, certificates, registrations or other regulatory authorizations from the state public utilities commissions and the Federal Communications Commission as they apply to the Assets ("Licenses"). Each of the Licenses issued to the Transferor was duly issued , is valid and in full force and effect, has not been suspended, cancelled or revoked in any adverse manner. Transferor has operated such Licenses in all material respects in compliance with the terms of the Licenses and in compliance with the governmental authorities laws, rules and regulations.

         SECTION 3.07. Labor Matters

         No Transferor is a party to any collective bargaining agreement or other labor union contract applicable to any of the Transferor employees.
Schedule 3.07 lists all employees of Transferor primarily engaged in the conduct of the Business. As of the Effective Date, each of the Transferor employees identified on Schedule 5.06 will have been paid all of the compensation payable to such employee by any Transferor with respect to the period prior to the Effective Date. As of the Effective Date, the Transferor shall waive any noncompetition, nonsolicitation or confidentiality agreement between any of the Transferor and any Transferor employee identified on Schedule 5.06 to be delivered by Transferee before the First Closing to the extent any such agreement interferes with the business of the Transferee. Transferor shall be responsible for all severance payable to employees of Transferor who are not hired by Transferee on or before the First Closing Date. With respect to those employees listed on Schedule 5.06, Transferee shall be responsible for all paid time off accrued up to and including the Effective Date (not to exceed $38,000) but shall not be responsible for any severance payments, sales commissions and any other payments due to such employees under all agreements and/or other arrangements between Transferor and the employees listed on Schedule 5.06. Transferor shall terminate any and all sales compensation plans, employment agreements, retention agreements and the like with respect to such employees listed on Schedule 5.06 so that such employees will be considered "at will" employees of Transferee. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, trust, agreement or loan that will or may directly or indirectly obligate Transferee to make any payment (whether of severance pay, commissions or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee listed on Schedule 5.06. Schedule 3.07 lists all severance plans, severance policies, or agreements with such employees listed on Schedule 5.06 that contain a change in control provision or will otherwise require any payments as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

         SECTION 3.08. Ownership of Assets

         Except as disclosed on Schedule 3.08, Transferor has good and marketable title to the Assets, free and clear of all Liens. Transferee shall, after consummation of the transaction contemplated hereunder, be free to utilize, sell or otherwise dispose of the Assets in Transferee's sole discretion.

         SECTION 3.09. Taxes

         With respect to all federal, state and local Taxes or charges due or attributable to Transferor, including but not limited to the Business, Transferor has paid or will pay prior to the Effective Date all Taxes that are due and payable prior to the Effective Date, and has filed or will file prior to the Effective Date, all returns for such Taxes required by Law to be filed prior to the Effective Date.

         SECTION 3.10. Environmental

         (a) Except as set forth in Schedule 3.10(a) or as would result in a Material Adverse Change, the Transferor, with respect to the Leased Real Property, and the Leased Real Property, are, and for the past three years have been, in compliance with all applicable Environmental Laws (as hereinafter defined). Except as set forth in Schedule 3.10(a), the Transferor has not, within the past three years, received any written communication from a governmental or regulatory department or authority, citizens group, or director, officer, employee, person, or agent, alleging that the Transferor, with respect to the Leased Real Property, or the Leased Real Property, are not in compliance with or have violated any applicable Environmental Law.

         (b) Except as set forth in Schedule 3.10(b), there is no Environmental Claim (as hereinafter defined) pending or, to the knowledge of the Transferor, threatened against the Transferor, with respect to the Leased Real Property, or against the Leased Real Property.

         (c) Except as set forth in Schedule 3.10(c), to the knowledge of the Transferor, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence, or disposal of any material quantities or concentrations of Hazardous Materials (as hereinafter defined), that would reasonably be expected to form the basis of any Environmental Claim against the Transferor, with respect to the Leased Real Property, or against the Leased Real Property.

         (d) Except as set forth in Schedule 3.10(d), there is no asbestos contained in or forming part of any building, building component, equipment, structure or office space at any of the Leased Real Property that is friable and requires, pursuant to applicable Environmental Law, removal or replacement for the purpose of protecting human health or the environment.

         (e) For purposes of this Section 3.10, the following definitions will apply:

             (i) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. ss. 9601 et seq.)
         and/or the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.) and/or the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.) and/or the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.) and/or the Clean Air Act (42 U.S.C. ss.7401 et seq.) and/or the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.) and/or the Safe Drinking Water Act (42 U.S.C. ss. 3 00f et seq.) and/or the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. ss. I 100 1 et seq.) and/or, in each case, any equivalent, comparable or complimentary statute of the State of Texas or any other applicable governmental body or agency, including any amendments or extensions thereof, in all cases as in effect as of the Closing Date.

             (ii) "Hazardous Material" means any substance:

                  (A) the presence of which requires investigation or
             remediation under any Environmental Law; or

                  (B) which is defined as a "hazardous waste," "hazardous
             substance," "hazardous material," "toxic substance," "special waste," "regulated waste," "pollutant" or "contaminant" under any Environmental Laws; or

                  (C) which is defined under any Environmental Law as toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or hazardous and is restricted or regulated by any governmental or regulatory authority, agency, department, commission, board, agency or instrumentality of the United States, any foreign country or any state or any political subdivision thereof; or

                  (D) without limitation, which includes or contains gasoline, diesel fuel or other petroleum hydrocarbons or byproducts.

             (iii) "Environmental Claim" means any claim, order, investigation, action, suit, proceeding, injunction or demand, in each case in writing, based upon any Environmental Law, including, without limitation, any claim, order, investigation, action, suit, proceeding, injunction or demand brought be any governmental or regulatory authority, agency, department, commission, board, agency or instrumentality of the United States, any foreign country or any state or any political subdivision thereof, and any written notice advising the Transferor of any of the forgoing.

         SECTION 3.11. Disclaimer Of Transferor.

         The Business, including without limitation the Assets are being contributed on an "as is" "where is" basis" as of the Effective Date and in its condition as of such Effective Date with "all faults" and, except as set forth in this Agreement, the Transferor makes no other representations or warranty, express or implied, at law or in equity, in respect of the Assets or the Business, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly denied.

         SECTION 3.12. Investment Intent

             (a) The Transferor is acquiring the Membership Interests for its own account, for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of such Membership Interests.

             (b) The Transferor acknowledges that the Membership Interests have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state by reason of an exemption or exemptions from registration under the Securities Act and applicable state securities laws in reliance on the Transferor's representations contained herein, and that Transferee's reliance on such exemptions is predicated on the accuracy and completeness of the Transferor's representations, warranties, acknowledgments and agreements herein. Accordingly, the Transferor acknowledges and agrees that the Membership Interests may not be offered, sold, transferred, pledged or otherwise disposed of by the Transferor without an effective registration statement under the Securities Act and any applicable state securities laws or an opinion of counsel acceptable to Transferee that the proposed transaction will be exempt from registration. The Transferor acknowledges that Transferee is not required to register the Membership Interests under the Securities Act or any applicable state securities law or to make any exemption from registration available. The Transferor understands that the Membership Interest will not be certificated.

             (c) The Transferor is an "accredited investor" as such term is defined in Rule 501(a) promulgated under Regulation D of the Securities Act. The Transferor has such knowledge and experience in financial and business matters that the Transferor is capable of evaluating the merits and risks of its investment in Transferee and of protecting its own interests in connection therewith.

             (d) The Transferor has had the opportunity to ask questions of Transferee's management, which questions, if any, were answered to the Transferor's satisfaction.

             (e) The Transferor acknowledges that an investment in the Membership Interests involves certain risks and that the Transferor is able to bear the economic risk of its investment in the Membership Interests for an indefinite period of time.

         SECTION 3.13. Customer Contracts

         Transferor has provided Transferee a true and correct list of all customer information and a schedule of all material services provided to each customer (i.e., billed transactions) and charges therefor and all revenues with respect thereto. True and correct copies of all Customer Contracts with such customers have been delivered to Transferee. No service provided by Transferor or product sold, leased, distributed, licensed or delivered by Transferor pursuant to the Customer Contracts is subject to any guaranty, warranty or other indemnity beyond Transferor's applicable standard terms and conditions of sale or lease or provision of services or beyond that implied or imposed by applicable law.

         SECTION 3.14. No Undisclosed Liabilities

         Neither the Transferor nor the Business has incurred any material liability, indebtedness, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) relating to the Business (and, to the Transferor's knowledge, there is no basis for any present or future action, suit or proceeding, hearing, investigation, charge, complaint, claim or demand against it or the Business giving rise to any such liability), which (i) has not been fully accrued or reflected in the Texas Trended Income Statements prepared by Transferor and provided to Transferee. Transferor is not subject to any contract or agreement of any nature that contains any sort of "take-or-pay" obligation that may impose liability upon Transferee.

         SECTION 3.15. General Warranty

         No representation by Transferor in this Agreement or in the Ancillary Agreements nor any schedule, lists, certificate or other written information heretofore furnished or to be furnished to Transferee, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of material fact, or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

         The Transferee makes the following representations and warranties to the Transferor, as of the date of this Agreement unless stated otherwise with respect to a particular representation or warranty:

         SECTION 4.01. Formation and Authority of the Transferee

         The Transferee is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into and carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by the Transferee of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by such Transferee of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Transferee. This Agreement and any Ancillary Agreement executed on the date of this Agreement has been duly executed and delivered by the Transferee, and constitutes a legal, valid and binding obligation of such Transferee, enforceable against such Transferee in accordance with its terms. The Ancillary Agreements to which the Transferee is a party shall when duly executed and delivered by such Transferee, constitute legal, valid and binding obligations of such Transferee, enforceable against such Transferee in accordance with their terms.

         SECTION 4.02. No Conflict

         Except for those consents set forth in Schedule 5.03, the execution, delivery and performance by each Transferee of this Agreement and the Ancillary Agreements to which such Transferee is a party do not, and shall not (a) violate or conflict with the Articles of Formation or Operating Agreement of such Transferee, as amended, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Transferee, or (c) except as could not reasonably be expected to have a material adverse effect on the ability of such Transferee to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of such Transferee pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties, to which such Transferee is a party or by which any of such assets or properties is bound or affected. Except for those consents set forth in Schedule 5.03, the execution, delivery and performance by each Transferee of this Agreement and the Ancillary Agreements to which such Transferee is a party do not, and shall not, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Transferee.

         SECTION 4.03. Consents and Approvals

         Except for those consents set forth in Schedule 5.03, the execution, delivery and performance by each Transferee of this Agreement and the Ancillary Agreements to which such Transferee is a party do not, and shall not, require any consent, approval, exemption, authorization or other action by, or filing with or notification to, any court, administrative agency or other governmental or regulatory authority.

         SECTION 4.04. Absence of Litigation

         No Transferee is subject to any order, writ, judgment, injunction, decree, determination or award that prohibits any action taken or to be taken by any Transferee pursuant to this Agreement or any Ancillary Agreement and no claim, action, proceeding or investigation is pending which questions the validity of this Agreement or any of the Ancillary Agreements to which any Transferee is a party or any action taken or to be taken by any Transferee hereunder or thereunder.

         SECTION 4.05 General Warranty

         No representation by Transferee in this Agreement or in the Ancillary Agreements nor any schedule, lists, certificate or other written information heretofore furnished or to be furnished to Transferor, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of material fact, or will omit to state a material fact necessary to make the statements contained herein or therein not misleading

         SECTION 4.06 Financing

         The Transferee has all funds necessary to consummate all the transactions contemplated by the Agreement and any Ancillary Agreements.

ARTICLE V. ADDITIONAL AGREEMENTS

         SECTION 5.01. Conduct of Business Prior to Closing

         Except for actions taken with the prior written consent of Transferee, from the date of this Agreement until the Second Closing, Transferor shall, in accordance with the terms and conditions of the Management Agreement and Transition Services Agreement conduct the Business in the ordinary course consistent with past practices, and shall:

             (a) use its commercially reasonable efforts to maintain the Business intact and to preserve the goodwill of the Business and present relationships with the employees, customers and suppliers of the Business and others with whom the Business has business relations;

             (b) use its commercially reasonable efforts to maintain its assets (including the Assets) in good operating condition and repair in the ordinary course of business and not create, or permit to be created, any new Lien on any of its assets;

             (c) meet the contractual obligations of the Business and perform and pay its obligations as they mature in the ordinary course of business;

             (d) comply in all material respects with all judgments, all laws, statutes, rules, ordinances and regulations promulgated by any governmental authority and all permits, authorizations, approvals and consents applicable to the conduct of the Business or the ownership or operation of Transferor's assets (including the Assets);

             (e) promptly advise the Transferee in writing of the occurrence of any Material Adverse Change or of any change, condition or event that could reasonably be expected to result in such a Material Adverse Change;

             (f) pay all premiums and effect all renewals necessary to keep existing insurance policies relating to the Assets or Business in effect;

             (g) not take any action, or omit to take any action, that would result in any of Transferor' representations and warranties made herein being inaccurate at the time of such action or omission as if made at and as of such time;

             (h) not accelerate the collection of any accounts receivable with respect to the Business other than collections in the ordinary course of business and consistent with past practices.

         SECTION 5.02. Access to Information

         (a) From the date hereof until the Second Closing, Transferor shall afford the officers, employees, customers (with prior written consent of Transferor) professional and financial advisors, and authorized agents and representatives of the Transferee full and free access to the offices, employees, officers, directors, professional advisors (including financial advisors) provided Transferee pays applicable fees, properties, contracts, books, records and all other documents and data of the Transferor relating to the Business, provided, however, that the Transferor shall not be required to disclose any information which is subject to the attorney-client privilege. On or promptly following the Closing , Transferor' shall provide Transferee with copies of all of the Transferor' general, financial, customer and other records pertaining to the Business as of the date such records are provided.

         (b) In order to facilitate the resolution of any claims made against or incurred by Transferor for the operation of the Business prior to the Effective Date or for any other reasonable purpose, for a period of seven years after the Effective Date, the Transferee shall (i) maintain the books and records relating to the Business relating to periods prior to the Effective Date in a manner reasonably consistent with the prior practice of Transferee and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Transferee reasonable access (including the right to make, at the Transferee's expense, photocopies), during normal business hours, to such books and records.

         SECTION 5.03. Regulatory and Other Authorizations; Consents

         The Transferor and the Transferee shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials and other third parties that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and the Ancillary Agreements and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Such consents and approvals to include those regulatory and third party consents listed on Schedule 5.03. The parties hereto shall not take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals.

         SECTION 5.04. Taxes

         (a) The Transferor shall be liable for and shall hold Transferee harmless against any and all sales, use, transfer, value added, business and occupation, stamp, recording, registration and similar Taxes, levies, charges and fees incurred as a result of the transactions contemplated by this Agreement and the Ancillary Agreements. The Transferee and the Transferor shall cooperate in the filing of all necessary documentation and all Tax returns, reports and forms with respect to any Taxes, levies, charges and fees required to be filed as a result of the transactions contemplated hereby, and shall file such applications and documents as shall permit any such Taxes, levies, charges and fees to be assessed and paid on or prior to the Effective Date in accordance with any available pre-sale filing procedure. Transferee shall execute and deliver all instruments and certificates necessary to enable Transferor to comply with the foregoing. Transferee shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide Transferor with an executed copy thereof.

         (b) Transferor shall be responsible for all Taxes that may be due after the Effective Date that are attributable to services rendered prior to the Effective Date but are not billed and/or collected until after the Effective Date.

         (c) With respect to any taxable period or portion thereof during which the Transferor holds any Membership Interests, (i) the Transferee shall timely file such Tax returns as are required by Law to be filed by it; and (ii) promptly following the end of each fiscal year of the Transferee (and in no event later than 90 days after the close of such fiscal year, the Transferee shall provide the Transferor with IRS Schedule K-1 reporting the Transferee's share of the taxable income or loss of the Transferee and such separately stated items of income, gain, loss, deduction or credit as required by federal income Tax law, and such other information as is reasonably required by the Transferee for purposes of allowing the Transferee to prepare and file its Tax returns.

         SECTION 5.05. Further Action

         Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all governmental consents, necessary waivers, third party consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. In furtherance of the foregoing, the parties agree to cooperate to provide all notices required by all applicable regulatory authorities in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, including all notices to Customers; provided that no party shall deliver any such notice without the written consent of the other party, except as required by law.

         SECTION 5.06. Schedule of Employees

         At any time prior to the First Closing, Transferee shall provide a list of the Transferor Employees to whom the Transferee intend to extend offers of employment commencing on the Second Closing, which list shall be attached as
Schedule 5.06. To the extent that service is relevant for the purposes of eligibility in any benefits provided by Transferee to its employees generally, Transferee shall recognize the service with the Transferor of such hired Transferor employees. Effective as of the Second Closing or such earlier time if such employee is hired by Transferee prior to the Second Closing, the accrued, unused vacation or paid time off of all Transferor employees hired by Transferee shall be assumed by Transferee. Transferor shall have no obligation or liability to pay or provide any vacation payments or paid time off to such employees hired by Transferee prior to the First Closing Date. Other than the employees hired as of the First Closing Date, Transferee will not hire any Transferor employees for a period of 90 days after the First Closing Date unless Transferee reimburses, or causes such employee to reimburse, Transferor for the full value of all severance or other benefits paid to such employee with respect to any change or employment resulting from the transactions contemplated by this Agreement.

         SECTION 5.07. Cooperation In Tax Matters

         Transferor and Transferee shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended Tax return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or other proceeding in respect of Taxes, in each case, to the extent relating to the Assets or the Business, including using best efforts to make officers and employees available for such purposes, provided that the party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation. Each of the parties shall retain all Tax returns and related schedules, work papers, records and other documents in its possession pertaining to the Business or the Assets until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax returns and other documents relate, without regard to extensions (except to the extent notified by the other party in writing of such extensions for the respective Tax periods), or (ii) six years following the due date (without extension) for such Tax returns. Any information obtained under this Section 5.07 shall be kept confidential except as may otherwise be necessary in connection with the filing of Tax returns or claims for refund or in conducting an audit or other proceeding.

         SECTION 5.08. Transition Services

         Following the Effective Date, Transferor shall provide, or cause to be provided, to the Transferee certain services that are currently provided by Transferor and its affiliates in the operation of the Business, all as more fully set forth in the Transition Services Agreement. In addition, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to preserve the goodwill of the Business and maintain all customers of Transferor to provide a smooth transition of the Business to Transferee.

         SECTION 5.09. Agent Agreements

         With respect to those agent agreements set forth on Schedule 5.09 (the "Agent Agreements"), Transferor shall terminate any and all agent compensation plans, commission plans and the like with respect to such Agent Agreements. Transferor shall be responsible for all commissions accrued or earned under the Agent Agreements with respect to products sold and services rendered prior to the Effective Date. Provided the agents identified in the Agent Agreements execute and deliver new agent agreements on Transferee's standard agent agreement forms, Transferee shall be responsible for all commissions accrued or earned under the Agent Agreements with respect to products sold or services rendered after the Effective Date. The foregoing notwithstanding, Transferee shall be responsible for any commissions paid pursuant to the terms of the Agent Agreements to an agent by Transferor and for any commissions owing to an agent under the Agent Agreements by Transferor provided that Transferee has received the revenue from which such commission are based.

         SECTION 5.10 Excluded Assets Schedule

         Transferor and Transferee shall, within five (5) days of the execution of this Agreement, use their best efforts to negotiate in good faith and reasonably agree to a Schedule of Excluded Assets, to be attached hereto as
Schedule 5.10.

ARTICLE VI. CONDITIONS TO CLOSINGS

         SECTION 6.01. Conditions to Obligations of the Transferor

         The obligations of the Transferor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Transferor, at or prior to each Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. The representations and warranties of the Transferee contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date (in which case those representations and warranties shall be true and correct in all material respects as of such date), and all the covenants contained in this Agreement and the Ancillary Agreements to be complied with by the Transferee on or before the Closing shall have been complied with in all material respects.

         (b) No Injunction. As of the Closing Date, there shall not be any injunction, writ, order or decree of any court or other governmental body that restrains or prohibits the transactions contemplated by this Agreement.

         (c) Regulatory Approvals. The regulatory approvals listed on Schedule
5.03 shall have been obtained on or before the Second Closing.

         (d) Ancillary Agreements. The Transferee and Transferor shall have executed and delivered the Ancillary Agreements to each other.

         SECTION 6.02. Conditions to Obligations of the Transferee

         The obligation of the Transferee to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Transferee, at or prior to each Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. The representations and warranties of the Transferor contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date

(in which case those representations and warranties shall be true and correct in all material respects as of such date), and all the covenants contained in this Agreement and the Ancillary Agreements to be complied with by the Transferor on or before the Closing shall have been complied with in all material respects..

         (b) No Injunction. As of the Closing Date, there shall not be any injunction, writ, order or decree of any court or other governmental body that restrains or prohibits the transactions contemplated by this Agreement

         (c) Regulatory Approvals. The regulatory approvals listed on Schedule
5.03 shall have been obtained on or before the Second Closing.

         (d) Ancillary Agreements. The Transferor and Transferee shall have executed and delivered the Ancillary Agreements to each other.

         (e) Consents. Transferee and Transferor shall have obtained all material third party consents necessary to continue the operation of the Business, own the Assets, transfer the Network Contracts, the Real Property Leases and Contracts set forth on Schedule 5.03, all on terms satisfactory to the Transferee in Transferee's sole and absolute discretion.

         (f) Leased Assets. Transferor shall have provided those Assets listed on Schedule 6.02(f) free and clear of any leases and if Transferor is unable to do so, Transferor shall provide similar equipment of the same quality and configuration or subject to a lease upon such terms and conditions acceptable to Transferee in Transferee's sole and absolute discretion.

         (g) Material Liability. Transferee shall not be subject to or be required to incur any material liability relating to the Business that has not expressly been agreed to be assumed by Transferee under this Agreement or under any Ancillary Agreement or has otherwise not been disclosed to Transferee by Transferor prior to the First Closing. For purposes of this section, a "material liability" shall be deemed to include any liability individually equal to or greater than $50,000 or in the aggregate $100,000.

ARTICLE VII. SURVIVAL; RIGHT OF SETOFF; POST-CLOSING MATTERS

         SECTION 7.01. Transferee's Representations and Warranties

         The Transferee's representations and warranties in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate as of the Second Closing, except for Transferee's covenants, representations and warranties set forth in Section 8.04.

         SECTION 7.02. Transferor's Representations and Warranties

         The Transferor's representations and warranties in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate as of the

Second Closing, except for Transferor's covenants, representations and warranties set forth in Section 7.04 and 8.04 shall survive.

         SECTION 7.03. [This section has intentionally been left blank.]

         SECTION 7.04 Restrictive Covenants

         As an inducement for Transferee to acquire the Assets and to enter into this Agreement, Transferor and Transferee agree:

         (a) Transferor, for itself and on behalf of its successors, assigns, officers, directors and employees employed by Transferor will not, directly or indirectly, as an owner, partner, shareholder, consultant or (without limitation by the specific enumeration of the foregoing) otherwise engage in any business which is directly or indirectly competitive with Transferee for a period of three (3) years in the business of providing integrated voice, video and data communications services and products within the State of Texas (the "Restricted Territory"). The foregoing not withstanding, in no event shall this Section 7.04 apply to an unaffiliated Person that conducts a telecommunications business in the event of a Change of Control Transaction involving Transferor, which is not designed or intended to establish a market in Texas, (each, a "Transferor Company"). For the purposes of this section, a "Change of Control Transaction" shall mean, with respect to any such Person, any of the following, occurring in a single transaction or as part of a series of related transactions: (a) the acquisition by such a Person of all or substantially all the assets of a Transferor Company and its subsidiaries, taken as a whole, (b) the acquisition by such a Person of more than fifty percent (50%) of the voting power of a Transferor Company then outstanding, and (c) the merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Transferor Company whereby more than fifty percent(50%) of the voting power of the surviving entity is owned or controlled by such a Person.
(b) Transferor, for itself and on behalf of its successors, assigns, officers, directors and employees (each a "Transferor Affiliated Party")will not disclose, directly or indirectly, as an owner, partner, shareholder, consultant or (without limitation by the specific enumeration of the foregoing) and agrees to keep secret and confidential, and not to use or disclose to any third parties, except as required for Transferor to perform Transferor's responsibilities to Transferee, any Confidential Information. For purposes of this Agreement, the term Confidential Information shall mean all information primarily pertaining to the Transferor's Business (tangible or intangible), including but not limited to internal business procedures, business plans, technical and engineering data, financial data, vendor names, customer and marketing information, customer lists, business forms, third party information in the Transferor's possession, specialized data, know-how, proposals, cost and pricing information, estimating and adjusting data but shall not include, however, information which (i) is or becomes publicly available other than as a result of a disclosure by the Transferor Affiliated Parties in violation of this letter agreement or other obligation of confidentiality, (ii) was available to the Transferor Affiliated Parties on a nonconfidential basis prior to its disclosure by pursuant to such Person's role with the Transferor, (iii) is or becomes available to the Transferor Affiliated Parties from a person (other than in their role with Transferor) who is not prohibited from disclosing such information to a Transferor Affiliated Party by a legal, contractual or fiduciary obligation to Transferor or any representative of Transferor, or (iv) information which is independently developed by a Transferor Affiliated Party, its representatives or on its or their behalf that is not derived from or based on Confidential Information.

         (c) Transferor, for itself and on behalf of its successors, assigns, officers, directors and employees employed by Transferor will not, directly or indirectly, as an owner, partner, shareholder, consultant or (without limitation by the specific enumeration of the foregoing) solicit and will preclude any solicitation of the customers, prospective customers, resellers, employees and agents of Transferee for a period of three (3) years after the Second Closing.

         (d) In the event of any breach of this Section 7.04 the time period of the breached covenant shall be extended for the period of such breach. The parties recognize that the territorial, time and scope limitations set forth in this Section 7.04 are reasonable and are required for the protection of each party and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Transferor and Transferee agree to the reduction of either or any of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

         (e) Transferor and Transferee specifically recognizes that any breach of this Section 7.04 will cause irreparable injury to the non-breaching party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Transferor and Transferee agree that in the event of any such breach by Transferor, Transferee shall be entitled to injunctive relief, without the requirement of posting a bond, in addition to such other legal and equitable remedies that may be available, including but not limited to reasonable attorney's fees. Transferor and Transferee recognize that the time limitation in
Section 7.04 is reasonable and properly required for the protection of Transferee and in the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, the parties agree and submit to the imposition of such a limitation as said court shall deem reasonable.

ARTICLE VIII. TERMINATION, AMENDMENT, WAIVER and INDEMNIFICATION

         SECTION 8.01. Termination

         This Agreement may be terminated upon written notice given at any time prior to the Closing:

         (a) by the mutual written consent of the Transferee and the Transferor;

         (b) by the Transferee or Transferor, if the First Closing shall not have occurred prior to February 6, 2003; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the First Closing to occur prior to such date;

         (c) by the Transferor, in the event of a material breach by the Transferee of any representation, warranty, covenant or agreement of the Transferee contained herein that, upon 15 days prior written notice by Transferor to Transferee, has not been cured or is not curable by the applicable Closing Date; or

         (d) by the Transferee in the event of a material breach by any Transferor of any representation, warranty, covenant or agreement of such party contained herein that, upon 15 days prior written notice by Transferee to Transferee, has not been cured or is not curable by the applicable Closing Date.

         SECTION 8.02. Effect of Termination

         In the event of termination of this Agreement as provided in Section 8.01, the parties agree to work together and use their best efforts to return the operation of the Assets to the status quo immediately prior to the Effective Date; this will include Transferor having the benefit of all revenues and accounts receivable associated with the Assets, and Transferor having the responsibility for all expenses and liabilities with respect to the Assets arising from and after the Effective Date and the cancellation of the Membership Interest effective as of the Effective Date to Transferee or XMC as the case may be. Upon such return of the operation of the Assets and reimbursement of all Assumed Liabilities to Transferee, this Agreement shall become void and there shall be no liability on the part of any party hereto except nothing herein shall relieve any party from liability for any breach hereof or from their gross negligence or willful misconduct.

         SECTION 8.03. Waiver

         At any time prior to the Closing or Closings, the Transferee may (a) extend the time for the performance of any of the obligations or other acts of the Transferor, (b) waive any inaccuracies in the representations and warranties of the Transferor contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the Transferor contained herein. At any time prior to the Closing or Closings, the Transferor may (a) extend the time for the performance of any of the obligations or other acts of the Transferee, (b) waive any inaccuracies in the representations and warranties of the Transferee contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the Transferee contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable party set forth in this Section. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

         SECTION 8.04 Indemnification


         (a) Transferee and its affiliates, officers, directors, managers, members, employees, agents, successors and assigns (each a "Transferee Indemnified Party") shall be indemnified and held harmless by Transferor for and against all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (hereinafter a "Loss"), arising out of or resulting from: (i) the breach of any representation or warranty made by Transferor contained in this Agreement;
(ii) the breach of any covenant or agreement by Transferor contained in this Agreement or in any Ancillary Agreement; or (iii) the conduct of the Business prior to the Effective Date including any Liabilities that are not Assumed Liabilities. Anything in Section 7.02 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against Transferor for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Transferor describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.04, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

         (b) The Transferor and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Transferor Indemnified Party", and together with any Transferee Indemnified Party, an "Indemnified Party" ) shall be indemnified and held harmless by the Transferee for and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Transferee contained in this Agreement; (ii) the breach of any covenant or agreement by the Transferee contained in this Agreement or in any Ancillary Agreement; (iii) the Assumed Liabilites; (iv) the Assets; or (v) the conduct of the Business by the Transferee following the Effective Date. Anything in Section 7.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Transferee for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Transferee describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.04, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

         The parties acknowledge that notwithstanding anything in this Agreement to the contrary, all Third Party Claims and the right to indemnification hereunder shall survive the Closing.

         (c) An Indemnified Party shall give the Transferee or Tranferor, as the case may be (the "Indemnifying Party") notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of the Indemnifying Party under this Section 8.04 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 8.04 ("Third Party Claims") shall be governed by and be contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8.04 except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Section 8.04. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party , then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines, on the advice of counsel, that counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Seller in such defense and make available to the Indemnifying Party , at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

         (d) Notwithstanding anything to the contrary contained in this
Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.04, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $25,000; and (b) the maximum amount of indemnifiable Losses which may be recovered from Transferor arising out of or resulting from the causes set forth in Section 8.04(a)(i) shall be an amount equal to $1,750,000 ; and (c) the maximum amount of indemnifiable Losses which may be recovered from Transferee arising out of or resulting from the causes set forth in Section 8.04(b)(i) shall be an amount equal to $1,750,000.

         (e) The Transferor and the Transferee acknowledge and agree that (i) following the Closing, the indemnification provisions of 8.04 shall be the sole and exclusive remedies of the Transferee and the Transferor for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

ARTICLE IX. GENERAL PROVISIONS

         SECTION 9.01. Fees and Expenses

         Unless otherwise indicated in this Agreement or the Ancillary Agreements, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, whether or not the Closing or Closings shall have occurred.

         SECTION 9.02. Notices

         All notices, requests, demands, consents, approvals, declarations and other communications required by this Agreement shall be in writing and shall be deemed delivered (a) if given by facsimile, when transmitted and the appropriate telephonic confirmation received, (b) if given by first-class air mail (certified and return-receipt requested), when delivered, (c) if given personally, when received, and (d) if given by an internationally recognized overnight courier, when received or personally delivered, in each case, with all charges prepaid and addressed as follows, or to such other address as any party shall specify in a notice delivered to all other parties in accordance with this
Section 9.02:

         (a)      if to the Transferor:  Mpower Holdings Corporation
                                               175 Sullys Trail, Suite 300
                                               Pittsford, NY 14534
                                               T: (585) 218-6550
                                               F: (585) 218-0881
                                               Attn: Russell I. Zuckerman, Esq.

                  and
         with a copy (which shall not constitute notice) to:
                                               Shearman & Sterling
                                               599 Lexington Ave
                                               New York, NY 10022
                                               T:  (212) 848-4000
                                               F:  (212) 848-7179
                                               Attn:  Mark Roppel, Esq.

          (b)     if to the Transferee:  Xspedius Equipment Leasing, LLC
                                               5555 WingHaven Blvd, 3rd Floor
                                               O'Fallon, Missouri 63366
                                               Attn: General Counsel
                                               Facsimile 636-625-7191
                                               T: (636) 625-7000

         SECTION 9.03. Headings

         The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.04. Severability

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         SECTION 9.05. Entire Agreement

         This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

         SECTION 9.06. Assignment

         No party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided that the Transferee may assign their rights and obligations to any affiliate or successor thereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns.

         SECTION 9.07. No Third-Party Beneficiaries

         This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.08. Amendment; Waiver

         This Agreement may not be amended or modified except by an instrument in writing duly executed by the Transferee and the Transferor. Waiver of any term or condition of this Agreement shall only be effective if in writing, duly executed by the party to be bound thereby, and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

         SECTION 9.9. Governing Law; Jurisdiction and Venue

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be performed in that State.

         SECTION 9.10. Counterparts; Facsimile Signatures

         This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties agree that for purposes of this Agreement and the other documents, agreements, and certificates defined in connection with the transactions contemplated hereby, delivery via facsimile of an executed signature page to this Agreement, such document, agreement or certificate shall be as effective as delivery of a manually signed signature page to this Agreement, such document, agreement or certificate.

         SECTION 9.11. Time of Essence

         Time is strictly of the essence.

         SECTION 9.12. Bulk Transfers Laws

         Transferor warrants and represents that there are no current or past creditors of Transferor to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement. Based upon this representation, Transferee hereby waives compliance by Transferor with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to Transferee hereunder.

         SECTION 9.13. WAIVER OF JURY TRIAL

THE PARTIES HERETO HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PARTIES HERETO
(A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.



         IN WITNESS WHEREOF, the parties hereto have caused this Asset Contribution Agreement to be duly executed as of the date first written above.


                                               Transferee:

                                               Xspedius Equipment Leasing, LLC

                                               By: /s/ James Monroe III
                                                  ------------------------------
                                               Name:  James Monroe III
                                               Title: Manager


                                               Transferor:

                                               Mpower Holding Corporation

                                               By: /s/ Russell I. Zuckerman
                                                  ------------------------------
                                               Name:   Russell I. Zuckerman
                                               Title:  Senior Vice President and
                                                       General Counsel

                                               With respect to Section 2.03(c)
                                               as it relates only to XCC


                                               Xspedius Communications, LLC

                                               By: /s/ Mark W. Senda
                                                  ------------------------------
                                               Name:  Mark W. Senda
                                                    ----------------------------
                                               Title: President & CEO
                                                     ---------------------------